CONSOL Coal Resources LP Announces Results for the First Quarter 2020

CANONSBURG, PA - May 11, 2020 - Today, CONSOL Coal Resources LP (NYSE: CCR) (the "Partnership") reported financial and operating results for the quarter ended March 31, 2020.

First Quarter 2020 Highlights Include:

•	Net income of $0.2 million;

•	Adjusted EBITDA[1] of $14.4 million;

•	Net leverage ratio[1] of 2.2x;

•	Raised $4.1 million through an equipment finance lease transaction; and

•	Temporary suspension of the cash distribution to deleverage the balance sheet.

Management Comments

"The United States along with other economies worldwide have seen a significant energy demand decline year-to-date driven by the widespread government-imposed lockdowns in response to the COVID-19 pandemic," said Jimmy Brock, Chief Executive Officer of CONSOL Coal Resources GP LLC, the general partner of the Partnership. "Coal producers, just like companies in other industries, are facing unprecedented demand decline, which has weighed on our operational, sales and financial performances year-to-date. While the duration and breadth of this ongoing pandemic are uncertain, management has undertaken a number of steps to reduce costs and has adjusted our operations accordingly to support deleveraging and liquidity enhancement."

Sales & Marketing

Our marketing team sold 1.5 million tons of coal during the first quarter of 2020 at an average revenue per ton sold of $43.16, compared to 1.7 million tons at an average revenue per ton sold of $49.38 in the year-ago period. The average revenue per ton sold was impacted by a reduction in revenues on our netback contracts in the first quarter due to lower PJM West power prices and volumes, as well as lower average pricing on export sales. During the first quarter of 2020, average PJM West day-ahead power prices declined by 33.4% compared to the year-ago period, but our average revenue per ton sold across the portfolio only declined by 12.6% due to our strong contracted position. We also negotiated buyouts of some volumes from customer contracts in exchange for payment of certain fees to us during the first quarter of 2020, which contributed $2.7 million to our other income and resulted in a reduction in our PAMC average revenue per ton sold during the quarter.

On the domestic front, according to the U.S. Energy Information Administration, inventories at domestic power plants stood at approximately 140 million tons at the end of February, an increase of roughly 41% from year-ago levels as weak demand trends, particularly from industrial and business consumers, and low natural gas prices weighed on our customers’ ability to profitably burn coal. On a positive note, low natural gas and crude oil prices are also leading to reduced capital budgets for E&P companies. Industry sources now estimate that E&P capital expenditures will decline by 40-45% in 2020. As a result of this reduced investment, several industry observers now expect natural gas prices to rise above $3/mmbtu in 2021, as gas production declines due to lack of capital spending, which we believe will make coal more attractive to power plant customers.

Internationally, thermal coal prices have declined since the beginning of 2019 due to a pullback in global LNG prices and, more recently, due to global COVID-19-related shutdowns. We are already seeing a seaborne supply response occurring from several countries, which has helped to stabilize API 2 and Newcastle prices, albeit at lower levels.

During these turbulent times, we are still finding opportunities to capture and grow market share in the export markets. Recently, our customer, Xcoal, won a contract to supply 1.8 million tons of coal to the Punta Catalina power plant in the Dominican Republic. To fulfill that contract, Xcoal increased the volume of tons to be acquired under its supply contract with us. In aggregate, we are contracted for 2.5 plus million export tons in 2020.

CCR is currently 98% contracted for 2020 and 44% contracted for 2021, assuming annual production of 6.5 million tons. Despite our strong contracted position, we face significant uncertainties given the ongoing economic slowdown due to the COVID-19 pandemic-related shutdowns. We are also collaborating with our customers to help them manage the contractual obligations that we both have, which could result in some 2020 contracted volumes being bought out or deferred into 2021.

Operations Summary

During the first quarter of 2020, we faced reduced customer demand and a longwall move at our Harvey mine, which weighed negatively on our operating performance. CCR produced 1.5 million tons, compared to 1.7 million tons in the first quarter of 2019.

Total costs during the first quarter of 2020 were $67.2 million compared to $70.9 million in the year-ago quarter. The decline in overall costs was driven by reduced production volume and reduced operating days, as we sought to match production with demand. However, the reduced production volume also created an adverse impact on our operating leverage, which resulted in a higher average cash cost of coal sold per ton1 compared to the year-ago period. Average cash cost of coal sold per ton1 was $32.41 compared to $29.71 in the year-ago quarter. Our Enlow Fork mine faced high subsidence-related costs in the first quarter of 2020, which also impacted our overall cost performance. At the beginning of the second quarter, we temporarily idled our Enlow Fork mine to reduce our overall average cash cost of coal sold per ton1, as weak demand trends continued and several of our customers chose to buy out a portion of their previously committed volumes.

		Three Months Ended
		March 31, 2020	March 31, 2019
Coal Production	million tons	1.5	1.7
Coal Sales	million tons	1.5	1.7
Average Revenue per Ton Sold	per ton	$43.16	$49.38
Average Cash Cost of Coal Sold per Ton[1]	per ton	$32.41	$29.71
Average Cash Margin per Ton Sold[1]	per ton	$10.75	$19.67

Quarterly Distribution

During the first quarter of 2020, CCR generated net cash provided by operating activities of $16.8 million and distributable cash flow1 of $3.5 million. During the quarter, our net cash provided by operating activities was impacted by lower net income. As previously announced, based on the ongoing uncertainty in the commodity markets driven by COVID-19-related demand decline, the board of directors of our general partner temporarily suspended payment of our cash distribution for all unitholders. As we get better visibility on the impact of COVID-19, the board of directors of the general partner will determine an appropriate level for cash distributions.

2020 Guidance

Given the ongoing uncertainty associated with the COVID-19 pandemic-driven economic slowdown, we are working with our customers to manage their shipments and inventory levels. However, due to the difficulty in forecasting the duration of this economic slowdown, our 2020 guidance remains suspended. Nonetheless, our team remains ready and is looking forward to eventual demand recovery.

First Quarter Earnings Conference Call

A joint conference call and webcast with CONSOL Energy Inc., during which management will discuss the first quarter 2020 financial and operational results, is scheduled for May 11, 2020 at 11:00 AM eastern time. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the Events page of our website, www.ccrlp.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-888-348-6419

Participant international dial in        1-412-902-4235

Availability of Additional Information

Please refer to our website www.ccrlp.com for additional information regarding the Partnership. Prior to the earnings conference call, we will make available additional information in a presentation slide deck to provide investors with further insights into our financial and operating performance. This material can be accessed through the "Events and Presentations" page of our website, www.ccrlp.com. In addition, we may provide other information about the Partnership from time to time on our website.

We will also file our Form 10-Q with the Securities and Exchange Commission (SEC), reporting our results for the quarter ended March 31, 2020. Investors seeking our detailed financial statements can refer to the Form 10-Q once it has been filed with the SEC.

Footnotes:

1 "adjusted EBITDA", "distributable cash flow", "average cash cost of coal sold per ton", "average cash margin per ton sold" and "net leverage ratio" are non-GAAP financial measures, which are reconciled to the most directly comparable GAAP financial measures immediately below the caption "Reconciliation of Non-GAAP Financial Measures."

About CONSOL Coal Resources LP

CONSOL Coal Resources LP (NYSE:CCR) is a master limited partnership formed in 2015 to manage and further develop all of CONSOL Energy Inc.’s (NYSE:CEIX) active coal operations in Pennsylvania. CCR’s assets include a 25% undivided interest in, and operational control over, the Pennsylvania Mining Complex, which consists of three underground mines - Bailey, Enlow Fork and Harvey - and related infrastructure. For its ownership interest, CCR has an effective annual production capacity of 7.1 million tons of high-Btu North Appalachian thermal and crossover metallurgical coal. More information is available on our website www.ccrlp.com.

Contacts:

Investor:
Mitesh Thakkar, (724) 416-8335
miteshthakkar@consolenergy.com

Media:
Zach Smith, (724) 416-8291
zacherysmith@consolenergy.com

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on an aggregate basis. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold per ton includes items such as direct operating costs, royalty and production taxes, direct administration, and depreciation, depletion and amortization costs on production assets. Our costs exclude any indirect costs such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets and other costs not directly attributable to the production of coal. The GAAP measure most directly comparable to cost of coal sold and cash cost of coal sold is total costs. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization cost on production assets.

The following table presents a reconciliation of cost of coal sold and cash cost of coal sold to total costs, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended March 31,
	2020	2019
Total Costs	$67,204	$70,887
Freight Expense	(787)	(1,665)
Selling, General and Administrative Expenses	(4,046)	(4,560)
Interest Expense, Net	(2,155)	(1,351)
Other Costs (Non-Production)	(440)	(2,264)
Depreciation, Depletion and Amortization (Non-Production)	(533)	(577)
Cost of Coal Sold	$59,243	$60,470
Depreciation, Depletion and Amortization (Production)	(11,395)	(10,640)
Cash Cost of Coal Sold	$47,848	$49,830

We define average cash margin per ton as average coal revenue per ton, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average cash margin per ton is total coal revenue.

The following table presents a reconciliation of average cash margin per ton sold to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended March 31,
	2020	2019
Total Coal Revenue	$63,863	$83,126
Operating and Other Costs	48,288	52,094
Less: Other Costs (Non-Production)	(440)	(2,264)
Cash Cost of Coal Sold	47,848	49,830
Add: Depreciation, Depletion and Amortization	11,928	11,217
Less: Depreciation, Depletion and Amortization (Non-Production)	(533)	(577)
Cost of Coal Sold	$59,243	$60,470
Total Tons Sold	1,480	1,683
Average Revenue per Ton Sold	$43.16	$49.38
Average Cash Cost of Coal Sold per Ton	32.41	29.71
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	7.63	6.21
Average Cost of Coal Sold per Ton	40.04	35.92
Average Margin per Ton Sold	3.12	13.46
Add: Total Depreciation, Depletion and Amortization Costs per Ton Sold	7.63	6.21
Average Cash Margin per Ton Sold	$10.75	$19.67

We define adjusted EBITDA as (i) net income (loss) before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards including phantom units under the CONSOL Coal Resources LP 2015 Long-Term Incentive Plan ("unit-based compensation"). The GAAP measure most directly comparable to adjusted EBITDA is net income.

We define distributable cash flow as (i) net income before net interest expense, depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as unit-based compensation, less net cash interest paid and estimated maintenance capital expenditures, which is defined as those forecasted average capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets. These estimated capital expenditures do not reflect the actual cash capital expenditures incurred in the period presented. Distributable cash flow will not reflect changes in working capital balances. The GAAP measures most directly comparable to distributable cash flow are net income and net cash provided by operating activities. We define distribution coverage ratio as a ratio of the distributable cash flow to the distributions, which is the $0.5125 per quarter distribution for all limited partner units, including common and subordinated units, issued for the periods presented.

The following table presents a reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated. The table also presents a reconciliation of distributable cash flow to net income and operating cash flows, the most directly comparable GAAP financial measures, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended March 31,
	2020	2019
Net Income	$164	$15,220
Plus:
Interest Expense, Net	2,155	1,351
Depreciation, Depletion and Amortization	11,928	11,217
Unit-Based Compensation	159	397
Adjusted EBITDA	$14,406	$28,185
Less:
Cash Interest	2,046	1,875
Estimated Maintenance Capital Expenditures	8,872	8,981
Distributable Cash Flow	$3,488	$17,329

Net Cash Provided by Operating Activities	$16,777	$25,218
Plus:
Interest Expense, Net	2,155	1,351
Other, Including Working Capital	(4,526)	1,616
Adjusted EBITDA	$14,406	$28,185
Less:
Cash Interest	2,046	1,875
Estimated Maintenance Capital Expenditures	8,872	8,981
Distributable Cash Flow	$3,488	$17,329
Minimum Quarterly Distributions	$14,434	$14,405
Distribution Coverage Ratio	0.2	1.2

We define net leverage ratio as the ratio of net debt to last twelve month earnings before interest expense, depreciation, depletion and amortization, adjusted for certain non-cash items, such as long-term incentive awards, amortization of debt issuance and capitalized interest.

The following table presents a reconciliation of the net leverage ratio to net income, the most directly comparable GAAP financial measure on a historical basis for the period indicated (in thousands).

Twelve Months Ended
March 31, 2020
Net Income	$30,495
Plus:
Interest Expense, Net	7,408
Depreciation, Depletion and Amortization	46,518
Unit-Based Compensation	1,171
Non-Cash Expense, Net of Cash Payments for Legacy Employee Liabilities	1,174
Other Adjustments to Net Income	1,236
EBITDA Per Affiliated Company Credit Agreement	$88,002

Borrowings under Affiliated Company Credit Agreement	$180,600
Finance Leases and Asset-Backed Financing	13,987
Total Debt	194,587
Less:
Cash on Hand	223
Net Debt Per Affiliated Company Credit Agreement	$194,364

Net Leverage Ratio (Net Debt/EBITDA)	2.2

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from results projected in or implied by such forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Specific risks, contingencies and uncertainties are discussed in more detail in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CCR disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

CONSOL COAL RESOURCES LP
EARNINGS SUMMARY
(Dollars in thousands)
(unaudited)

	For the Three Months Ended,
	March 31,
	2020	2019	Variance
Revenue:
Coal Revenue	$63,863	$83,126	$(19,263)
Freight Revenue	787	1,665	(878)
Other Income	2,718	1,316	1,402
Total Revenue and Other Income	67,368	86,107	(18,739)
Cost of Coal Sold:
Operating Costs	47,848	49,830	(1,982)
Depreciation, Depletion and Amortization	11,395	10,640	755
Total Cost of Coal Sold	59,243	60,470	(1,227)
Other Costs:
Other Costs	440	2,264	(1,824)
Depreciation, Depletion and Amortization	533	577	(44)
Total Other Costs	973	2,841	(1,868)
Freight Expense	787	1,665	(878)
Selling, General and Administrative Expenses	4,046	4,560	(514)
Interest Expense	2,155	1,351	804
Total Costs	67,204	70,887	(3,683)
Net Income	$164	$15,220	$(15,056)

Adjusted EBITDA	$14,406	$28,185	$(13,779)

Distributable Cash Flow	$3,488	$17,329	$(13,841)

Net Income per Limited Partner Unit - Basic	$0.01	$0.54	$(0.53)
Net Income per Limited Partner Unit - Diluted	$0.01	$0.54	$(0.53)

CONSOL COAL RESOURCES LP
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

ASSETS	March 31, 2020	December 31, 2019
Current Assets:
Cash	$223	$543
Trade Receivables, net of allowance	28,145	32,769
Other Receivables	2,224	1,572
Inventories	13,786	12,653
Prepaid Expenses	4,371	5,746
Total Current Assets	48,749	53,283
Property, Plant and Equipment:
Property, Plant and Equipment	993,820	984,898
Less—Accumulated Depreciation, Depletion and Amortization	582,942	571,238
Total Property, Plant and Equipment—Net	410,878	413,660
Other Assets:
Right of Use Asset—Operating Leases	14,519	15,695
Other Assets	13,441	13,456
Total Other Assets	27,960	29,151
TOTAL ASSETS	$487,587	$496,094

LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities:
Accounts Payable	$19,172	$22,805
Accounts Payable—Related Party	4,279	1,419
Current Portion of Long-Term Debt	8,912	5,252
Other Accrued Liabilities	39,584	39,455
Total Current Liabilities	71,947	68,931
Long-Term Debt:
Affiliated Company Credit Agreement—Related Party	180,600	180,925
Finance Lease Obligations	5,075	1,645
Total Long-Term Debt	185,675	182,570
Other Liabilities:
Pneumoconiosis Benefits	6,269	6,028
Workers’ Compensation	3,648	3,611
Asset Retirement Obligations	10,968	10,801
Operating Lease Liability	10,936	11,507
Other	823	785
Total Other Liabilities	32,644	32,732
TOTAL LIABILITIES	290,266	284,233
Partners' Capital:
Common Units (27,690,251 Units Outstanding at March 31, 2020; 27,632,824 Units Outstanding at December 31, 2019)	175,032	189,367
General Partner Interest	11,671	11,915
Accumulated Other Comprehensive Income	10,618	10,579
Total Partners' Capital	197,321	211,861
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$487,587	$496,094